Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2011 Stock Incentive Plan of Ashford Hospitality Trust, Inc. of our reports dated March 4, 2011, with respect to the consolidated financial statements and schedules of Ashford Hospitality Trust, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Ashford Hospitality Trust, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
May 24, 2011